Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
William Davis	Meredith Payette
+1 312-517-5725	+1 312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Strong Year-end De-icing Results

Raises 2018 Adjusted EBITDA Guidance to High End of $45-$60 Million Range

CHICAGO, Jan 9, 2019 — Gogo Inc. (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced that as of December 31st, 2018, modifications to protect against de-icing fluid contamination on its 2Ku North American aircraft have achieved positive results.

As a result of the success of the de-icing modifications, Gogo did not incur certain forecasted costs associated with further de-icing efforts in Q4 2018, and is raising its Adjusted EBITDA guidance to the high end of its previously announced range of $45 million to $60 million for the year 2018.

As of December 31, 2018, Gogo had experienced no incidents of 2Ku system degradation on aircraft with Gogo’s recent de-icing modifications. Based on Federal Aviation Administration (FAA) data listing airports that have experienced de-icing activity, Gogo estimates that in 2018, aircraft with Gogo de-icing modifications flew more than 5,000 flights that had been de-iced.

As of December 31, 2018, Gogo’s de-icing modifications had been installed on more than 675 aircraft, representing almost 97% of the installed North American fleet. While the vast majority of global de-icing activities occur in North America, Gogo will modify existing 2Ku installations on international aircraft as part of each airline’s maintenance program. All newly equipped 2Ku aircraft globally will include the de-icing modifications at the time of installation if requested by the airline.

Availability across the entire Gogo 2Ku fleet was approximately 98% for the month of December, which compares to approximately 90% for the same period last winter.

“On December 11, 2018, we announced zero incidents of 2Ku degradation on aircraft installed with Gogo’s recent de-icing modifications and we are pleased to announce that this success extended through the end of 2018,” said John Wade, president of Gogo’s Commercial Aviation division.

The Company cautions it may not have experienced all potential weather and de-icing conditions to date, so future results may differ from what it has announced today.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release include “forward-looking statements” that are based on management’s beliefs and assumptions and on information currently available to management. Most forward-looking statements contain words that identify them as forward-looking, such as “anticipates,” “believes,” “continues,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms that relate to future events. Forward-looking statements involve known and unknown risks, trends and uncertainties, many of which may be beyond our control, that may cause Gogo’s actual results, performance or achievements to be materially different from any projected results, performance or achievements expressed or implied by the forward-looking statements. Such risks, trends and uncertainties include those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on February 22, 2018 and its Quarterly Reports on Form 10-Q filed with the SEC on May 4, 2018 and August 8, 2018. Forward-looking statements represent the beliefs and assumptions of Gogo only as of the date of this press release and Gogo undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Any one of these factors or a combination of these factors could materially affect the Company’s financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. The Company’s forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward- looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This release includes a discussion of Adjusted EBITDA, which is a financial measure not recognized under, or calculated in accordance with, U.S. generally accepted accounting principles (“GAAP”). When analyzing our performance with Adjusted EBITDA, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, and (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2018 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

About the Company:

Gogo is the Inflight Internet Company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

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